EXHIBIT 21.1

                          LIST OF SUBSIDIARIES OF
                         OMEGA VENTURES GROUP, INC.



The Company has three wholly-owned subsidiaries:

     Arizona Land Company   a Nevada corporation

     Western Gas Corporation   a Nevada corporation

     Vogue Environmental Solutions, Inc.   a Nevada corporation